RESULTS OF A SPECIAL MEETING OF SHAREHOLDERS  UMB
SCOUT WORLDWIDE SELECT FUND, A SERIES OF UMB SCOUT
WORLDWIDE FUND, INC.

The A special meeting of the shareholders of the UMB Scout WorldWide Select Fund, a series of UMB
Scout WorldWide Fund, Inc. was held on December 17,
2004.

The matter voted on by the shareholders of record as of October 31, 2004 and the results of the vote at the shareholder meetings held December 17, 2004 was as follows

UMB SCOUT WORLDWIDE SELECT FUND

  1. To approve the Plan of Reorganization adopted by the UMB Scout WorldWide Fund, Inc. Board of
     Directors, on behalf of the UMB Scout WorldWide
     Select Fund and the UMB
Scout WorldWide Fund, that provides for (i) the acquisition by the UMB Scout WorldWide Fund of substantially all of the assets of the UMB Scout
WorldWide Select Fund in exchange for shares of the UMB Scout WorldWide Fund and the assumption by the UMB Scout WorldWide Fund of the liabilities of the UMB Scout WorldWide Select Fund (ii)
   the pro rata distribution of shares of the UMB
                        Scout
     WorldWide Fund to the shareholders of  the  UMB
     Scout WorldWide Select Fund and (iii) the liquidation and dissolution of the UMB Scout
     WorldWide Select Fund.

     Affirmative           5,790,596.424
     Against                   1,130.501
     Abstain                   1,770.000
     Total                 5,793,496.925

    2.   To vote in accordance with the views of
                   management upon
     any other matters that may properly come before the Meeting or any adjournment thereof.

     Affirmative           5,719,809.912
     Against                  61,142.689
     Abstain                  12,544.324
     Total                 5,793,496.925